Exhibit 99.1
Contact:
Yuhe International, Inc.	CCG Investor Relations
Mr. Vincent Hu, CFO	Mr. Athan Dounis, Account Manager
Phone: +86-536-7300-667	Phone: +1 (646) 213-1916
Email: vincent.hu@yuhepoultry.com	Email: athan.dounis@ccgir.com

Mr. Jason Wang, Director of IR
Phone: +1-765-409-1844
Email: jason.wang@yuhepoultry.com
www.yuhepoultry.com

Yuhe Acquires Five Breeder Farms in Liaoning Province

•	Acquisition to make Yuhe the largest supplier of day-old broilers in terms of production capacity in China
•	Updates expectation for day-old broiler output to 250 million for 2011, a 67% increase over expected 2010 output of 150 million
•	Company schedules special conference call to discuss acquisition

Weifang, Shandong Province, P.R.C. July 19, 2010 –Yuhe International, Inc. (NASDAQ: YUII) (“Yuhe” or the “Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today announced that the Company’s wholly owned subsidiary, Weifang Yuhe Poultry Co., Ltd. (“Weifang Yuhe”), entered into an asset purchase agreement with Liaoning Haicheng Songsen Stock Farming and Feed Company Limited (“Haicheng Songsen”) to purchase five breeder farms in Haicheng City, Liaoning Province for RMB 21.3 million (approximately $3.1 million).

Concurrently, Weifang Yuhe entered into a service agreement with Mr. Zhaolin Jiang, the controlling shareholder of Haicheng Songsen, who provides Weifang Yuhe with certain services related to completing the asset purchase transaction in exchange for 300,000 restricted shares of Yuhe common stock calculated at a price of $10 per share with total consideration equal to approximately RMB 20 million. The restricted shares are subject to a six-month lock-up period.

“Upon completion of this deal, Yuhe will be the largest farmer of parent breeders and the largest producer of day-old broilers in terms of production capacity in China,” said Mr. Zhentao Gao, Chairman and Chief Executive Officer.  “For the first time, we will also have a production base outside of Shandong Province, an important milestone in our path toward becoming the leading company in the national broiler market in China.”

The five breeder farms have a total production capacity of 430,000 sets of parent breeders, covering an area of approximately 52 acres with building coverage of approximately 680,000 square feet. The assets to be purchase d include the buildings and equipment for the acquired breeder farms, and the land leasing rights, which range from 14 years to 24 years. Upon the closing of the transaction, Yuhe will have a production capacity of 2.23 million sets of parent breeders.

The Company plans to spend RMB 1.6 million (approximately $0.2 million) to upgrade the facilities and RMB 200,000 (approximately $29,400) for employee training. The average cost for the Company to acquire these breeder farms (including the expenses for facility upgrades and employee training but excluding land rent and new-issued-share price premium) is approximately 20% to 25% lower than the cost of building such farms from scratch. The unit cost of day-old broilers in those farms is expected to decrease by 2% to 3% compared to the Company’s current cost structure due to lower depreciation and operating expenses. The Company expects to have sufficient cash after the payment for this acquisition to fund the renovations and daily operations of the acquired facilities.

In order to ensure the superior quality of Yuhe’s products, the Company will not take ownership of the parent breeders at the acquired breeder farms.  Yuhe plans to take ownership of four vacant farms (with total capacity of 230,000 sets of parent breeders) within seven working days following the completion of the deal and commence renovations immediately thereafter. The takeover of the fifth farm, which has a capacity of 200,000 sets of parent breeders, will be completed by the end of 2010. The Company plans to put the first four farms into production in September of 2010 and the fifth farm into production in March of 2011.  This acquisition is expected to contribute an output of 30 million day-old broilers in 2011 and 43 million day-old broilers in 2012.

The Company’s hatchery center will remain in Weifang, Shandong Province.  Yuhe plans to engage a third party to ship eggs from Liaoning Province to Shandong Province.  The increase in transportation costs will be offset by savings from lower feed costs as Liaoning Province is an important grain planting base with lower grain prices and lower labor costs than Shandong Province.  Although the Company’s existing sales network has the capacity to absorb the increased output, Yuhe will gradually build local sales networks to provide pre-sales services, marketing, and after-sales support.

Considering the impact of the five breeder farms the Company plans to acquire and assuming the deal closes, the Company expects the following results:
•	Day-old broiler output of 150 million in 2010 and 250 million in 2011.
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Based on the anticipated production increase and assuming the average selling price for 2009 of RMB 2.74 and a net income margin of 26%, the newly acquired breeding farms are expected to contribute an incremental $3.1 million in net income in 2011 and $4.5 million in 2012.

Mr. Gao added, “We believe the terms of this transaction are very beneficial for Yuhe and its shareholders.  We are acquiring breeder farms with a skilled management team and staff for significantly less than it would cost us to build such farms from scratch.  This deal also represents the first time we are using our stock as a currency for making acquisitions.  Mr. Zhaolin Jiang’s acceptance of restricted shares of Yuhe for the services he provides as part of the deal is a vote of confidence in our business and its future prospects.  Where appropriate, we plan to use our stock as an acquisition currency, but only if we have a high level of confidence that any future acquisitions match the return profile of this deal, which we expect to be highly accretive and have a positive impact on our revenues, net income and diluted per share earnings. Our ultimate objective, above and beyond achieving revenue and net income growth, is to grow our earnings per share.”

Yuhe also announced it is accelerating the openings of the breeder farms it acquired in early 2010 and the construction of its new hatchery. Five of the Company’s 13 newly purchased breeder farms have begun operations and additional two breeder farms are expected to commence operations by the end of July 2010. The other six farms are expected to commence operations in the second half of 2010.  After construction delays due to cold weather conditions, Yuhe’s new hatchery is now expected to commence operations by the end of this month. The Company expects to have 160 sets of hatchers upon full operation and the hatching capacity is expected to reach 208 million day-old broilers per year.

Mr. Gao concluded, “We view this as a very attractive time to capitalize on potential acquisition opportunities within our industry.  Acquiring existing breeder farms has become a more attractive way for us to expand relative to constructing new facilities from scratch due to the increased prices of raw materials and labor.  After this deal closes, we will be the largest producer of day-old broilers in China in terms of production capacity at a time that our industry is undergoing a period of consolidation.  The recent historical dynamic in our industry has been one of an oversupply of day-old broilers leading to increased competition and falling profit margins.  As a result, many of our smaller and weaker competitors have now left or are looking to leave our market because they continued to run their operations at very low levels of efficiency, were not able to upgrade their technical and management systems in the way that Yuhe did, or they are approaching their retirement ages and are looking to sell their farms. Despite the challenges during this period, we have maintained our profitability and been able to significantly grow our business.

“We have emerged from this period as a stronger company and are well positioned to acquire and integrate farms from our smaller and weaker competitors, many of whom are now looking to leave the market.  With the exit of these competitors, we foresee what may be an upcoming period of supply shortage in our industry.   We expect to benefit from this trend as we are the leading brand in our market.  Our reputation for quality is underscored by the fact that our product carries a premium price and, despite the higher prices our products sell for, we achieved significant volume growth in our business during a period of industry oversupply.  We are also confident in our ability to acquire and integrate breeder farms as evidenced by the smooth integration and operation of the breeder farms we acquired in 2009.  We have the management talent and human resources to successfully execute on our strategy.  We have built a strong team at Yuhe through internal development and training of new university graduates as well as from our success in attracting highly qualified external professionals.   Furthermore, we have a strong financial position to help fund our growth and, as a U.S.-listed public company, this is complemented, where appropriate, by our ability to access the capital markets and/or use our stock as an acquisition currency.

“We are currently evaluating additional targets in Liaoning, Heilongjiang, Jinlin and Henan provinces that represent a total capacity of between 1.0 million and 1.2 million sets of parent breeders.  We are committed to delivering sustainable growth in shareholder value and keep this principle foremost in our mind when evaluating any potential future acquisitions.”

Conference Call
The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, July 20, 2010, to discuss the acquisition in more detail. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 509-7549. International callers should dial +1 (706) 902-4287. When promoted, enter the conference passcode: 89081689.

A replay will be available for two weeks beginning on Tuesday, July 20, 2010 at 10:00 a.m. ET.  To access the replay, dial (800) 642-1687. International callers should dial +1 (706) 645-9291.  When prompted, enter the conference passcode: 89081689.

About Yuhe International, Inc.

Founded in 1996, Yuhe is one of the largest day-old broiler breeders in China. The Company’s main operations involve breeding, as all broilers are sold within a day of hatching. With headquarters in Weifang, Shandong province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd. which largely supplies the Company’s internal demand for chicken feed. Currently, 90% of the Company's sales of day-old broilers are in Shandong province through 28 local agents. There are 10 other sales agents in adjacent provinces. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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